UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 17, 2011

NRG Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15891	41-1724239
(Commission File Number)	(IRS Employer Identification No.)

211 Carnegie Center	Princeton, NJ 08540
(Address of Principal Executive Offices)	(Zip Code)

609-524-4500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 17, 2011, NRG Energy, Inc. (the “Company”) announced the appointment of Kirkland Andrews as Executive Vice President and Chief Financial Officer of the Company, effective September 6, 2011.

Mr. Andrews, 43, was Managing Director and Co-Head Investment Banking, Power and Utilities — Americas at Deutsche Bank Securities since 2009.  Prior to this, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power from 2008 to 2009, Managing Director, Head of Power M&A, Mergers and Acquisitions from 2006 to 2008 and Director from 2003 to 2006.  In his banking career, Mr. Andrews led multiple large and innovative strategic, debt, equity and commodities transactions.

Mr. Andrews will receive a base salary of $600,000 annually and a sign-on bonus consisting of (i) $300,000 payable in three installments ($100,000 within 30 days of September 6, 2011, $100,000 on September 6, 2012 and $100,000 on September 6, 2013); (ii) a grant of Restricted Stock Units (“RSUs”) that will vest over three years in increments of one-third of the total grant on each anniversary of the grant date; and (iii) a grant of Market Stock Units (“MSUs”) that will vest over three years in increments of one-third of the total grant on each anniversary of the grant date.  The number of shares that may ultimately vest pursuant to the grant of MSUs will be subject to the Company’s total shareholder return, as determined by the Compensation Committee. The total amount of RSUs and MSUs that will be granted to Mr. Andrews will be determined by September 6, 2011.

Mr. Andrews will participate in the Company’s Annual Incentive Plan with a target level of 100% of his base salary and a maximum level of 150% of his base salary.  He will also participate in the Company’s Long-Term Incentive Plan valued at 200% of his base salary, which will consist of a combination of RSUs and MSUs, or other design as determined by the Compensation Committee.  In addition, Mr. Andrews will be a participant in the Company’s 2009 Executive Change in Control and General Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.
(Registrant)

	By:	/s/ Michael R. Bramnick
Michael R. Bramnick
Executive Vice President and General Counsel

Dated: August 23, 2011